Exhibit 99.1
Q2 2010 Conference Call Script
July 28, 2010 1:00 p.m.
Dan Greenfield:
Thank you. Good afternoon and welcome to the Allegheny Technologies earnings conference call for the second quarter 2010. This conference call is being broadcast on our website at www.ATIMetals.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman, President, and Chief Executive Officer and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI”.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

Pat Hassey:
Thanks, Dan. And, thanks to everyone for joining today’s call.
Our key global markets are performing well. Our strategy has been to target certain markets that we believe deliver in long-term secular growth trends that are greater than GDP. The fundamentals of these markets remain intact even during a time of general economic uncertainty primarily in the U.S. and Europe.
We continue to see 2010 as a transition year to the resumption of growth.
Here are some highlights of our second quarter 2010 performance:
•	Sales were up 17% over last quarter to over $1 billion.

•	Earnings improved to $0.36 per share, which includes nearly $9 million of start-up and idle-facility costs and a $5.5 million LIFO inventory valuation reserve charge.

•	Shipments of most of our products reached the highest levels in six quarters.

•	Order entry for our High Performance Metals segment products from the aerospace and oil and gas markets continued to improve with lead times extending into the fourth quarter.
ATI is not immune from short-term economic conditions. Caution and uncertainty best describe our stainless business, which is primarily driven by U.S. and global economic conditions.

Some additional second quarter highlights:
•	We remained focused on improving our cost structure with over $35 million of gross cost reductions in the second quarter, bringing our year-to-date total to $72 million.

•	Total titanium shipments, including conversion for our Uniti titanium joint venture, were 9.7 million pounds in the second quarter. This brings 2010 total titanium shipments to nearly 19 million pounds. During the second quarter:
•	Titanium shipments increased 17%, or over 1 million pounds, compared to the first quarter 2010 in our High Performance Metals segment due to improved demand from the aerospace market.

•	Flat-Rolled Products titanium shipments, including Uniti joint venture conversion products, were about 2.6 million pounds.
•	Our direct international sales increased to over 35% of sales in the second quarter 2010. Today, ATI is more globally focused than ever before.

We continue to introduce innovative new products and achieved several major new product milestones in the second quarter:
•	We announced the first long-term agreement for the use of our new ATI 718Plus® alloy for jet engine applications. ATI 718 Plus alloy is the first new nickel-based superalloy introduced to the jet engine market in at least 40 years. We believe this is the first of many applications of this innovative new product.

•	Our game-changing high-strength titanium alloy, ATI 425® alloy, was introduced to the aerospace and defense market during the Aeromat technical conference and Eurosatory, the European defense conference. We recently concluded a year-long program to characterize the mechanical properties of ATI 425 alloy. Results have been approved and this proprietary alloy is now certified for broad application in the aerospace industry.
•	Customer interest in this new product is strong, particularly for the newly certified sheet product.
•	The aerospace and defense industries now have, for the first time, a high-strength titanium alloy that is available in long-length sheet coils.

•	The industry now has, for the first time, a high-strength titanium alloy that is cold-rollable and cold formable.

•	These attributes are expected to significantly reduce the full cost of producing parts made of high-strength titanium.
•	At last week’s Farnborough Air Show, our technical and marketing people met with many existing and new customers who are considering this new product. We now have a long list of customers, some new to ATI, who are interested in ATI 425 alloy. The protocol goes like this:
•	Design allowables approved for sheet and plate — this is done.

•	Results approved for addition in the Metallic Materials Properties Development and Standardization Handbook 06, a pre-requisite for broad application of this alloy in the aerospace industry. This is done.

•	Testing by customers for various applications — this is now ongoing with increasing interest.

•	Customer specifies ATI 425 alloy for specific end uses — we believe that is coming, potentially in a big way.
How do we see the impact of ATI 425 alloy?
•	It has created market pull — customers want to design with it.

•	ATI 425 alloy is a replacement for 6-4 titanium, the most common high-strength titanium alloy.

•	In addition, we believe substitution opportunities exist beyond titanium alloys.

•	We believe ATI 425 alloy has the potential to generate hundreds of millions of dollars in incremental revenue for ATI.
Now, let’s turn to comments on our key markets:
•	Sentiment has changed dramatically in the aerospace market since the first quarter 2010.
•	Both Boeing and Airbus have announced that they plan to increase their production schedules.

•	At last week’s Farnborough Air Show, optimism was high. A significant number of new orders were added to backlogs that were already at record levels.

•	Boeing’s 787 Dreamliner flew into the air show and was available for tours. All eyes were on that plane when it took off and left the show on Tuesday.
Throughout 2009, when the aerospace supply chain was destocking, we had said that we expected the aerospace market to recover in 2010. That scenario is playing out for ATI even better than we had expected as aircraft build rates are increasing.
•	Those who visited the ATI Aerospace stand at the air show saw the progress we are making in growing our share in this important market. For the first time, we displayed:
1.	Jet engine parts made with our new ATI 718Plus® alloy.

2.	Our new high-strength titanium alloy, ATI 425® alloy in samples of continuous cold-rolled sheet, formed plate, and prototype aerospace fasteners.

3.	A display of ATI Powder Metals products. Remember, we acquired this business in late 2009.

4.	New cutting tool systems designed to improve the productivity of machining difficult-to-machine materials, such as titanium alloys and nickel-based superalloys.
•	In addition, during an air show event, ATI Allvac was recognized by Rolls-Royce and presented with the Chief Procurement Officer Award. According to Rolls-Royce, this honor was awarded to ATI Allvac “after successfully reducing overall product costs and contributing towards our (Rolls Royce) environmental responsibilities by limiting the usage of natural resources. The company (ATI Allvac) has also made sustained investment in state-of-the-art facilities that have embedded lean practices”.

•	Turning to the oil and gas market: We continue to make progress in improving our position in this global market. First half 2010 sales were 70% higher than first half 2009 sales. And, over 40% of first half sales to this market were international.
•	While current and future production and regulation in the Gulf of Mexico is uncertain, the global oil rig count is steadily increasing driven in large part by unconventional gas, such as Marcellus shale here in Western Pennsylvania and the tar sands in Canada.

•	Demand remained strong for our specialty flat-rolled products, our nickel-based alloys for completion tools, our specialty alloy for drill collars, and our tungsten drill products.

•	The investments we made in our Sheffield, UK facility to melt and machine engineered products are now paying off:
•	Demand is strong for our proprietary Datalloy2® alloy drill collars and our ATI 718-OP® nickel-based alloy completion tools, for our other nickel-based alloys.
•	Looking ahead, we continue to improve our position in the oil and gas market with innovative new products and new global customers. In addition, several very large oil and gas projects in Asia and the Middle East are moving forward. Orders for our materials are expected to be placed later this year.

•	In the electrical energy market:
•	Demand for our grain-oriented electrical steel products remained relatively flat.

•	Demand from the nuclear electrical energy market continued to improve.
•	The medical market reached over 5% of first half 2010 sales.
•	Biomedical manufacturers continue to purchase at a brisk pace.

•	Demand was strong for our niobium-titanium alloys from the medical equipment market for MRI applications.
•	These are all good signs.

Turning to our businesses that are more dependent on the general economy of the United States:
Second quarter 2010 shipments of our standard stainless sheet and plate products increased 17% compared to the first quarter 2010.
•	Industry data reflects service center inventories remain at a seasonally adjusted rate of 2.8 months, which is still historically low.

•	In addition, customers see no reason to purchase more than they need, even though average base prices are low, because surcharges are declining.
•	The benchmark 304 stainless surcharge was $1.27 per pound in June. It is $1.08 per pound in July.

•	It will be $0.96 per pound in August, and is expected to be approximately $0.94 per pound in September, based upon current moderating raw materials prices.

•	That is a $0.34 per pound, or 27%, drop in the surcharge since the yearly high set in June.
•	In addition, the summer months are normally seasonally slower for our stainless business, so customers are taking a wait-and-see attitude until raw material prices stabilize.

•	It is important to note that we do not believe end-use demand for our standard stainless products is deteriorating.

Moving to our strategic capital projects:
We continue to invest in unsurpassed manufacturing capabilities.
•	The ramp-up process at our Rowley, UT premium-titanium sponge facility is continuing. We plan to continue to ramp production throughout 2010 in a systematic manner.

•	The melt shop consolidation at our Brackenridge, Pennsylvania specialty melt shop is essentially complete. We reduce a footprint, and we expect considerable cost savings and production efficiencies from this project when it is fully operational. We expect to benefit by up to $30 million of annualized cost reductions associated with this project beginning later this year. The full-year impact begins in 2011.

•	On June 21, we announced that ATI has selected Siemens VAI to design, engineer, and supply the hot-rolling mill at our Brackenridge, PA facility. We believe our new hot-rolling and processing facility will provide unsurpassed manufacturing capability and versatility in the production of our unique range of mission-critical metallics. The state-of-the-art facility is designed to further transform our Flat-Rolled Products segment’s operating performance across business cycles.

•	We now expect 2010 capital investments to be approximately $325 million.

Before we open the call for questions, a last comment about the third quarter and the second half 2010:
In the second half, we expect our High Performance Metals segment to improve quarter on quarter at about 7% to 8%. We see the aerospace market and this segment’s other markets beginning to accelerate throughout 2011 to a robust level in 2012 and beyond.
Our Engineered Products segment businesses continue to improve. We expect a lower third quarter due to normal seasonality, particularly the vacation period in Europe. Growth should resume in the fourth quarter and continue into 2011.
In the third quarter, our Flat-Rolled Products segment is experiencing raw materials costs to out-of-phase surcharges due to:
1.	The rapid decline in nickel prices from the second quarter highs.

2.	Lower volume from the wait-and-see attitude by service centers and end-use customers.
These conditions are expected to significantly reduce third quarter Flat-Rolled Products operating profit. However, we expect a rapid rebound in the fourth quarter due to renewed stocking. We do not believe end-use demand for our standard stainless products is deteriorating.

By 2011 and beyond, we expect to grow faster than our core global markets because we have improved our market position with:
•	Improving volume and forward load;

•	New customers and expanded LTAs;

•	Innovative new products;

•	New and technically advanced manufacturing capabilities;

•	And, finally, a global focus, combined with a solid reputation and international customer base in key growth markets.
Operator, we will now open the call for any questions.
Q&A Portion of the Conference Call
Dan Greenfield:
Thank you, Pat. Thanks to all of the listeners for joining us today. That concludes our conference call.